SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2801 West Tyvola Road
Charlotte, North Carolina 28217

April 25, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 30, 2007 at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 23, 2007 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we”, “our” or “Belk”) will be held at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, on Wednesday, May 30, 2007, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors to terms expiring at the 2010 Annual Meeting of Stockholders; and

(2) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 13, 2007 will be available at our offices for examination during normal business hours by any stockholder during the period from May 16, 2007 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 25, 2007

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2007

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2007 Annual Meeting of Stockholders. The Annual Meeting will be held on May 30, 2007, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The proxy is solicited by Belk’s Board of Directors. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 25, 2007.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 13, 2007 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 13, 2007 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the election of three Directors to terms expiring at the 2010 Annual Meeting of Stockholders. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director will have no effect on the outcome of the vote.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote FOR the three nominees for Director.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted FOR the three nominees for Director.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters, such as the election of Directors described in this proxy statement.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. If your brokerage firm has not received voting instructions from you on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy on your behalf. Broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in determining the number of shares voted FOR or AGAINST the non-routine matter.

How many votes do you need to hold the Annual Meeting?

As of the record date, 48,327,819 shares of Class A Common Stock and 1,915,733 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board of Directors may be fixed by resolution of a majority of the Board at any number between two and eighteen members.

The Board has currently fixed the number of Directors at nine. The Certificate and Bylaws also divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The current terms of the Directors in Class III are set to expire at the Annual Meeting.

The Board has nominated the persons set forth below as Class III Directors to serve a three-year term that will expire at the Annual Meeting of Stockholders in 2010:

John R. Belk
John A. Kuhne
Elizabeth Valk Long

Each nominee has consented to serve as a Director if elected. The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2008 and 2009.

The Board of Directors recommends a vote “FOR”
the election of the Class III Directors.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

			Executive
Name	Age	Position	Officer Since

Ralph A. Pitts	53	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	50	Executive Vice President and Chief Financial Officer	2000
Adam M. Orvos	42	Senior Vice President of Finance and Controller	2006

Ralph A. Pitts.  Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”) since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College, President of the Mecklenburg County Council of the Boy Scouts of America and a member of the Charlotte Board of Advisors of Wachovia Bank.

Brian T. Marley.  Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He was Chairman of the Board of Directors of Belk National Bank through January 2006, and he serves on the Board of Directors of Apex Analytix, Inc.

Adam M. Orvos.  Mr. Orvos has served as our Senior Vice President of Finance and Controller since April 2006. Mr. Orvos was previously employed by the Foley’s Division of the May Department Stores Company as Senior Vice President and Chief Financial Officer from 2004 to 2006 and as Vice President and Controller from 2000 to 2004.

Directors

Set forth below are the nominees for election to the Board as Class III Directors, the current Directors serving as Class I and Class II Directors and certain information about the nominees and current Directors, which has been furnished to us by the respective individuals.

Nominees for Election

Class III Directors — Term Expiring 2010

John R. Belk
Age 48
Director Since 1998

Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the separate predecessor Belk companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk serves on the Boards of Directors of Alltel Corporation and Ruddick Corporation. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

John A. Kuhne
Age 63
Director Since 1998

Mr. Kuhne served as a Director of a number of the Belk Companies and as President of Belk-Simpson Company, Greenville, South Carolina from 1983 to May 1998. Mr. Kuhne served as Vice Chairman of the Board of Directors of Summit Financial Corporation until 2003 and is a past trustee of Presbyterian College and Furman University. He also serves as Chairman of the Board of Directors of Fredericksburg Distributing Company.

Elizabeth Valk Long
Age 57
Director Since 2004

Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time, Inc., serving in that capacity for Life, People and Time magazines. She is currently the Chair of the Board of Trustees of Hollins University and a trustee of Old Salem, Inc., and she serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company.

Incumbent Directors

Class I Directors — Term Expiring 2008

Thomas M. Belk, Jr.
Age 52
Director Since 1998

Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He serves on the Boards of Directors of The Orvis Company, Inc., the Mecklenburg County Council of the Boy Scouts of America, the Carolinas Healthcare System and the Blumenthal Performing Arts Center. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

J. Kirk Glenn, Jr.
Age 64
Director Since 1998

Mr. Glenn served on the Boards of Directors of a number of the Belk Companies from 1983 until May 1998 and currently serves on the Boards of Directors of various Belk subsidiaries. Mr. Glenn is the retired Chairman and Manager of Quality Oil Company, LLC and Reliable Tank Line, LLC. He has served as Chairman of the Boards of Directors of Crisis Control Ministry, Special Children’s School, and Winston-Salem Business, Inc. and as a member of the Boards of Directors of Advocacy for the Poor and Tanglewood Park Foundation, Inc. Mr. Glenn is also a member of the Board of Visitors of Wake Forest University Baptist Medical Center and the Finance Committee of the United Way of Forsyth County.

John L. Townsend, III
Age 51
Director Since 2005

Mr. Townsend is currently a private investor, and he was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Director of International Paper Company, as Chairman of the Townsend Family Foundation and as a member of the Riverstone Group, a private investment fund. He also serves as Chairman of the Board of Trustees of Episcopal High School and is a member of the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Class II Directors — Term Expiring 2009

H.W. McKay Belk
Age 50
Director Since 1998

Mr. Belk has been our President and Chief Merchandising Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since June 1979. Mr. Belk is currently a Director and Chair of the Audit Committee of Coca-Cola Bottling Co. Consolidated and a Director of the North Carolina Citizens for Business and Industry. He is a past member of the Board of Trustees of Charlotte Latin School and currently serves on the Board of Trustees of the Crossnore School and the Board of the Institute for the Arts/Humanities at the University of North Carolina at Chapel Hill. He is also a past Chairman of the Charlotte Chamber of Commerce. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Thomas C. Nelson
Age 44
Director Since 2003

Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. In addition to serving as Chairman and a Director of National Gypsum Company and affiliates, he serves as a Director of Yum! Brands, Inc. and Chairman of the Charlotte Chamber of Commerce.

John R. Thompson
Age 55
Director Since 2006

Mr. Thompson is Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. Mr. Thompson serves on the Board of Directors of Wendy’s International, Inc., Best Buy Children’s Foundation, Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2007, the Board held seven meetings. All of the Directors attended at least 75% of all the meetings of the Board and all of the meetings of the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2006, all of the nine Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors may do so by writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the rules and regulations of the National Association of Securities Dealers (“NASD”) and its listing standards in determining the independence of our Directors. Our Board has determined that Messrs. Glenn, Kuhne, Nelson, Thompson and Townsend and Ms. Long are considered independent Directors in accordance with NASD listing standards

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee and Compensation Committee. We do not have a standing nominating committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2007, the Executive Committee held no formal meetings, but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are J. Kirk Glenn, Jr., John A. Kuhne, Thomas C. Nelson, John R. Thompson and John L. Townsend, III, all of whom are independent Directors in accordance with NASD listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2007, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended in March 2004. A copy of the charter is available on our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•	discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect;

•	received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 3, 2007 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman
J. Kirk Glenn, Jr.
John A. Kuhne
John R. Thompson
John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are J. Kirk Glenn, Jr., John A. Kuhne and Elizabeth Valk Long. Mr. Glenn is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the NASD listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2007, the Compensation Committee held six meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2007. A copy of the charter is available on our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described below in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2007 proxy statement for filing with the Securities and Exchange Commission.

J. Kirk Glenn, Jr., Chairman
John A. Kuhne
Elizabeth Valk Long

Selection of Nominees for Director

The Board of Directors has the responsibility for reviewing and recommending nominees for membership on the Board, and all Directors currently participate in the selection of Director nominees. It is the view of the Board that since Belk is privately held, has a relatively small number of Directors and has Directors who have substantial experience serving on the Boards of other public and private companies, it is appropriate at this time not to have a standing nominating committee.

Board candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making.

The Board uses a variety of methods for identifying and evaluating nominees for Director. Candidates may come to the attention of the Board through current Board members, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any time when a vacancy or potential vacancy arises.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Amended and Restated Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

COMMON STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 13, 2007 held by:

•	each of the Directors;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal year 2007;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

	Shares of Class A		Percent	Shares of Class B		Percent
	Common Stock		of	Common Stock		of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)	Beneficially Owned(1)		Class(3)

Directors and Executive Officers:
Thomas M. Belk, Jr.	3,443,827	(4)	7.1	48,866	(5)	2.6
H.W. McKay Belk	3,347,372	(6)	6.9	40,982	(7)	2.1
John R. Belk	3,475,349	(8)	7.2	65,158	(9)	3.4
J. Kirk Glenn, Jr.	2,691,014	(10)	5.6	5,000		*
John A. Kuhne	714,979	(11)	1.5	5,000		*
Thomas C. Nelson	—		*	5,000		*
Elizabeth Valk Long	—		*	4,000		*
John L. Townsend, III	—		*	3,000		*
John R. Thompson	—		*	2,000		*
Ralph A. Pitts	—		*	69,303		3.6
Brian T. Marley	—		*	87,063		4.5
All executive officers and Directors as a group (12 persons)	9,438,227		19.5	335,372		17.5
Other Five Percent Stockholders:
John M. Belk	13,753,453	(12)	28.5	7,422		*
Sarah Belk Gambrell	9,700,025	(13)	20.1	—		*
Katherine McKay Belk	6,193,981	(14)	12.8	123,818	(15)	6.5
Katherine Belk Morris	4,343,995	(16)	9.0	—		*
B. Frank Matthews, II	2,789,037	(17)	5.8	3,000		*

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	48,327,819 shares of Class A Common Stock were outstanding as of April 13, 2007.

(3)	1,915,733 shares of Class B Common Stock were outstanding as of April 13, 2007.

(4)	Includes:

•	273,548 shares held by Thomas M. Belk, Jr., Grantor Retained Annuity Trust dated January 29, 2006.

•	258,671 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	31,961 shares held by his wife, Sarah F. Belk.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	314,810 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

(5)	Includes:

•	1,560 shares held by Thomas M. Belk, Jr. as custodian for his minor children

(6)	Includes:

•	257,458 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	197,866 shares held by H.W. McKay Belk as custodian for his minor children.

•	33,472 shares held by his wife, Nina F. Belk.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	314,810 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

128,098 of these shares are subject to pledge.

(7)	Includes:

•	5,264 shares held by H.W. McKay Belk as custodian for his minor children.

(8)	Includes:

•	273,263 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	231,205 shares held by John R. Belk as custodian for his minor children.

•	207,150 shares held by his wife, Kimberly D. Belk.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	314,810 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

118,246 of these shares are subject to pledge.

(9)	Includes:

•	8,012 shares held by John R. Belk as custodian for his minor children

(10)	Includes:

•	871 shares held by his wife, Madlon C. Glenn.

•	1,501,410 shares held by James K. Glenn, Jr., trustee under Will of Daisy Belk Mattox; 587,582 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al; and 391,897 shares held by John Belk Stevens Trust U/W ITEM III, Section A f/b/o Sara S. Glenn. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee of each trust.

(11)	Includes:

•	233,258 shares held by his wife, Lucy S. Kuhne.

•	459,961 shares held by Kate McArver Simpson, Lucy Caroline Bowden Simpson Kuhne and Hazel Claire E. Russo, Trustees of Trust B u/w of W.H.B. Simpson. Lucy Caroline Bowden Simpson Kuhne, a co-trustee, is John A. Kuhne’s wife.

(12)	Includes:

•	2,079,910 shares held by Montgomery Investment Company. John M. Belk is the majority shareholder.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	15,448 shares held by Mary Claudia, Inc. John M. Belk is the majority shareholder.

•	13,555 shares held by Claudia Watkins Belk Grantor Trust dated 2/23/96; 20,953 shares held by Claudia W. Belk, Tr. u/a f/b/o Mary Claudia Belk; and 102,070 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Claudia W. Belk, the trustee, is John M. Belk’s wife.

•	233,756 shares held by Wachovia Bank & Trust Company, N.A., et al, Trustees u/a dated 12/29/76 with John M. Belk f/b/o Mary Claudia Belk. Claudia W. Belk, a co-trustee, is John M. Belk’s wife.

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

John M. Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk

Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	314,810 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	411,633 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02.

•	78,038 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number One, dated November 14, 2002; 62,441 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Two dated November 14, 2002; 317,844 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Three dated October 4, 2004; 231,055 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Four dated October 4, 2004; 757,576 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Five dated March 6, 2007; 757,576 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Six dated March 6, 2007; and 378,788 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Seven dated March 6, 2007. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	1,081,773 shares held as custodian for her minor grandchildren.

•	100 shares held by her husband (deceased), James Fielder Cook.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(15)	Includes:

•	123,818 shares held as custodian for her minor grandchildren.

(16)	Includes:

•	404,526 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	81,335 shares held by Katherine Belk Morris as custodian for her minor child.

•	175,315 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Voting and investment power is vested in Katherine Belk Morris and her husband, Charles Walker Morris, the trustees

•	175,315 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Voting and investment power is vested in Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	33,472 shares held by her husband, Charles Walker Morris.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	314,810 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	469,665 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Voting and investment power is shared by Mary Claudia Belk, Katherine Belk Morris, Susan Jamison and Wachovia Bank, N.A., the trustees.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:

•	166,707 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees have voting and investment powers.

•	500 shares held by his wife, Betty C. Matthews.

•	66,141 shares held by Robinson Investment Company; 435,131 shares held by Matthews Group Limited Partnership; 232,196 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,886,100 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2007 compensation program for our CEO, CFO and the three other most highly-compensated executive officers for fiscal year 2007, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Compensation Committee Overview

Charter.  The Committee operates under the terms of a written charter, most recently amended by the Board in April 2007. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority.  The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors.  The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are J. Kirk Glenn, Jr., who is the Committee Chair, Elizabeth Valk Long and John A. Kuhne. All members have served since November 2004.

Outside Compensation Consultant.  In accordance with its charter, the Committee has the authority to engage outside compensation consultants. In fiscal year 2007, the Committee retained Sibson Consulting (“Sibson”) as its primary compensation consultant. The compensation consultants work collaboratively with management and the Committee. In fiscal year 2007, Sibson provided the Committee with data and insights with respect to designing our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies. Although the Committee considers the advice it receives from its consultants, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under its incentive compensation plans.

Meetings.  In 2006, the Committee met five times.

•	Management Participation in Meetings. Members of management are invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation and Benefits attend Committee meetings regularly. Our CFO and General Counsel also frequently participate. Management’s role is to provide input and analysis to the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

•	Executive Sessions. As needed, the Committee meets in executive session in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders, and the competitive need to fairly compensate individuals for their contributions to Belk.

In fiscal year 2005, the Committee formally articulated the executive compensation program principles used to guide its decision making. Each year these principles are reviewed and updated, as appropriate. The current guiding principles include:

Component	Compensation Guiding Principles

Business and Stockholder Alignment
• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.
• Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus
• We compensate our executives for performance versus our overall annual and long-term financial plans. We use measurable objectives for our NEOs and, as much as possible, for other executives.
• Awards delivered by our compensation plans reflect two key performance standards:
• Achievement of our strategic, financial and operational goals; and
• Individual contribution to our strategic growth and short- and long-term success.
• Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes and sales. Successful achievement is determined against our overall annual financial plan.
• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.

Comparability to Peers
• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.
• General compensation practices are evaluated in comparison to retailer and general industry peers.

Elements of Rewards and Pay Positioning
• Our compensation opportunities include base salary, short- and long-term incentive plans, stock grants and one-time bonuses/special circumstance incentive arrangements that reward truly outstanding performance achievement.
• To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.
• While incentive plan targets are set at median, actual payouts may be above the median because of superior company performance and stock price appreciation.
• Compensation is considered as only one element of the larger employee value proposition that we offer.

“At Risk” Pay
• Our executives’ total compensation package emphasizes ‘‘at risk” incentive pay, particularly at the senior executive level.
• Typically, from 60–70% of the total pay opportunity for executives is delivered through awards earned under our performance-based incentive compensation plans.
• Long-term incentive awards are denominated and paid in stock.

Fiscal Year 2007 Committee Highlights

Below are the key compensation actions taken by the Committee in fiscal year 2007. Information about each of the plans can be found in the discussion of elements of executive compensation below.

Overall Assessment of Executive Compensation Program.  Prior to the beginning of fiscal year 2007, the Committee engaged Sibson to review our executive compensation program. The review included an analysis of the design of our executive pay plans and the specific level of pay opportunity delivered to the NEOs and other key executives. At the Committee’s November 2005 and January 2006 meetings, Sibson’s analysis was reviewed by the Committee.

Approval of Fiscal Year 2007 Annual Incentive Plan Financial Measures.  For fiscal year 2007, the Committee determined that awards would continue to be based upon earnings before interest and taxes (“EBIT”) and sales achievement compared to our overall annual financial plan. The Committee approved the specific achievement level scale for each measure as well as an overachievement opportunity that would reward exceptional performance.

Updated Competitive Comparative Standard for Compensation Opportunities.  In reviewing competitive comparative standards for compensation, the Committee considered that our revenue over the past two years has grown from $2.4 billion to $3.7 billion, that the number of stores has increased from 226 to 315, and that we now operate in 17 states, up from 15 in fiscal year 2006. To recognize the increased scope, the Committee approved updated market matches for several positions and adjusted the comparative standard for targeted compensation opportunities to reflect opportunities appropriate for a company with about $4 billion in revenues.

Revision of LTI Plan for Fiscal Years 2007 to 2009.  All of our executive officers, including the NEOs, participate in our performance based long-term incentive plan (“LTI”). Each year, a new three-year cycle begins. In order to increase the competitiveness of the LTI award opportunity for fiscal years 2007 through 2009 (“LTI FY07-09”), the Committee revised the target award calculation and expanded the eligible participant group to certain Vice Presidents.

CEO Compensation and Assessment.  The consultant’s analysis indicated that the CEO’s base, annual, and long-term incentive opportunities were below median levels for the same position at similarly situated companies, based on comparisons with published survey data. The Committee determined that the gap should be addressed over time. In fiscal year 2007, the CEO received a base salary merit increase of 4% and an additional adjustment of $11,000. There was no increase in the annual incentive target opportunity. Mr. Belk’s LTI opportunity was increased, as was that of all participants in LTI FY07-09. The increase was intended to bring the long-term incentive opportunity closer to a market competitive level.

Retention and Recognition Awards.  From time to time, management recommends special awards to recognize and retain exceptional contributors to our success. In fiscal year 2007, our CFO was recognized with such an award. The award was made to Brian T. Marley under the CFO Incentive Plan, adopted by the Committee and approved by our stockholders at the 2006 annual meeting. In addition, Ralph A. Pitts was recognized with an additional cash bonus in fiscal year 2007 for his work on successfully overseeing our recent acquisitions.

Acquisition Integration Incentive Plan.  The Committee approved a stock-based incentive plan to reward the successful integration of the acquisition of Parisian stores from Saks Incorporated (“Parisian acquisition”). Eligible participants are 71 non-LTI participants at the Vice President and department director level. Half the award is earned based on EBIT performance and half on sales attainment. The payout scale is the same as that approved for LTI FY07-09. The performance period is the 16-month period from October 2006 through January 2008.

Acquisition Impact to Compensation Plans’ Goal Achievement.  Awards under our incentive plan arrangements are earned based on financial achievement against our overall annual financial plan. Acquisitions can affect the achievement of the goals that were set prior to the acquisition. Specifically, the Migerobe and Parisian acquisitions affect performance achievement in the fiscal year 2007 Annual Incentive Plan, LTI FY05-07, LTI FY06-08 and LTI FY07-09 and the second year of the Executive Transition Incentive Plan associated with the Proffitt’s and McRae’s acquisition. The Committee analyzed each affected plan and examined the economic impact that might result from not modifying goals to recognize the Migerobe and Parisian acquisitions. Each affected plan was examined, and decisions to modify or not modify the performance goals for the NEOs and other executives were made on the merits of each plan.

Ownership Guidelines.  We believe that it is important that our executive officers maintain an ownership stake in Belk. Thus, in March 2006, the Committee approved stock ownership guidelines. These guidelines require all executive officers to own, at a minimum, Belk stock with a market value between one and two times their annual base salary, depending on organizational level. Executive officers must achieve 50% of their ownership requirement within three years and 100% within five years of adoption of the guidelines. All NEOs currently comply with the ownership guidelines.

Board Compensation.  The Committee recommended and the Board approved an increase in the annual equity retainer grant to non-employee Directors from 1,000 to 2,000 shares of our Class B common stock.

Compensation Committee Effectiveness Assessment.  The Committee annually assesses its effectiveness in fulfilling its fiduciary and stewardship responsibilities. The evaluation is completed individually by each member. The results are discussed by the Committee and, based on their discussion, the Committee considers changes as appropriate to its processes and procedures.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks its consultant to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered are intended to inform the Committee’s decision making. The data are not interpreted as a definitive market value for a certain person or role. The data are also evaluated in light of our strategic and talent management objectives.

For fiscal year 2007, the Committee chose to examine proxy data from Bon-Ton Stores, Inc., Dillards, Inc., Federated Department Stores, Inc., Kohl’s Corporation, Nordstrom Inc., and Saks Incorporated. It also reviewed data from published surveys of Watson Wyatt, Mercer Human Resources Consulting and the Hay Group Retail Total Remuneration Study. These data reference sources were chosen because of the Committee’s determination of their relevancy and fit with Belk.

Elements of Executive Compensation

Our total executive compensation opportunity is delivered through base salary, annual cash incentives, long-term equity incentives, benefits and perquisites. Each program is described below.

Base Salary

•	Purpose. Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

•	Plan Structure. We do not apply a formal salary grade structure to our NEOs. The pay positioning for each NEO takes into account the internal value of his role and external competitive pay level data. We target base salary to be within approximately 15% of the market median. Salary adjustments are based upon competitive trends and the NEO’s performance in the accomplishment of the duties and responsibilities of his job role.

•	Fit with Other Elements of our Compensation Program. Base salary is one of the three elements of total direct compensation (“TDC”), comprised of base salary plus annual incentive plus long-term incentive, for each of our NEOs. Base salary is the only element that is not “at risk”. In fiscal year 2007, base salary represented approximately 30% of targeted TDC opportunity for our CEO, and ranged from 31% to 41% for the other NEOs. This pay mix is consistent with our objective to emphasize “at risk” compensation.

•	Determination Process; Factors Considered. Prior to the commencement of each fiscal year, the consultant provides a “snap shot” of competitive base salary levels for the CEO and the other NEOs. As described above, the consultant includes data gathered from the proxy statements of our peer group, information provided by published surveys, and salary increase trends for executive base pay.

The compensation consultant’s annual assessment report is reviewed by management and the Committee. Based on this analysis and the CEO’s assessment of the role’s internal value, the CEO makes recommendations for the NEOs (other than himself). With respect to our CEO’s base salary increase, the Committee determines appropriate pay positioning based on the data the consultant has gathered and the Committee’s assessment of the CEO’s achievements in the fulfillment of his duties and responsibilities.

The Committee makes the final determination for all base salary increases for the NEOs. The data gathered by the compensation consultant helps the Committee analyze reasonableness and competitiveness. However, taking into account the compensation objectives, the Committee’s final determination also may incorporate its subjective judgment relating to individual performance and the internal value of the role.

The effective date of the fiscal year 2007 base salaries was March 12, 2006. Based on the Committee’s review of the data gathered and the results of the assessment, our CEO received a 4.0% merit increase in his base salary and an additional adjustment of $11,000, while the other NEOs received base salary increases that ranged from 4.0% to 5.6%.

Annual Cash Incentive

•	Purpose. The purpose of our annual incentive plan is to reward for achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

•	Plan Structure and Award Determination. The Belk, Inc. Annual Incentive Plan was approved by our stockholders at the 2005 annual meeting. Awards payable to NEOs under the plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The plan provides that annual incentive awards will be paid only if at least 90% of the EBIT fiscal year target is achieved. Above this threshold, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure.

The annual incentive award for NEOs is determined according to the following formula:

Annual Incentive Award	=	Base Salary x Target %	X	(EBIT Achievement % x 60%) + (Sales Achievement % x 40%)

For purposes of this calculation, base salary for NEOs is the annual base salary rate in effect as of the end of the fiscal year. Awards are paid in cash. The maximum annual award payable under the plan to any participant for any fiscal year is $1,500,000.

•	Plan Fit with Other Elements of our Compensation Program. The annual incentive award is the second of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentives). Payouts from this plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2007, the annual incentive opportunity represented approximately 23% of our CEO’s total targeted compensation opportunity and 12% to 21% of the total targeted compensation opportunity of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years, we have achieved performance in excess of the target level four times, but have not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 97% and 141% of the participant’s target award opportunity, with an average approximate payout percentage over the past five years of approximately 119% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual incentive opportunity for our NEOs. The consultant identifies a competitive range for this target opportunity as suggested by the proxy data and published surveys. The consultant also provides other input for target opportunity determination. Each NEO’s specific target opportunity is reviewed annually. In determining the target opportunity, the Committee considers the competitive data and the resultant competitive positioning of the NEO’s total cash compensation opportunity. Fiscal year 2007 target opportunity for each NEO is a percentage of base salary, as follows:

Thomas M. Belk, Jr.	75%
John R. Belk and H.W. McKay Belk	60%
Ralph A. Pitts and Brian T. Marley	40%

Applicable Performance Goal Determination.  The performance measures and goals are set as part of our Board-approved annual budget process. The Committee continues to believe that the current measures, EBIT and sales, are appropriate. Annually, the Committee reviews the applicable achievement scale for each measure and may make adjustments.

Payout Determination.  Awards are earned solely on achievement of quantitative goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Long-Term Equity Incentive Awards

We make our long-term equity incentive awards under the programs described below.

Executive Long-Term Incentive Plan (LTI)

•	Purpose. Our long-term incentives are designed to tie a significant part of our key executives’ total targeted compensation opportunity to our long-term goals. They are intended to reward plan participants based on our long-term financial performance and enhancement of stockholder value. The plan is also designed to promote an “ownership mentality” and encourage the long-term retention of the executives.

•	Plan Structure and Award Determination. Awards under the LTI are made pursuant to the Belk, Inc. 2000 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The plan rewards financial performance achievement over a three-year period compared to a three-year financial plan. Measures used in the plan include: (1) cumulative three-year return on invested capital (ROIC); (2) cumulative three-year EBIT%; and (3) cumulative three-year sales (expressed in absolute dollars). No award is paid if the ROIC performance threshold is not achieved. No award is paid based on EBIT% unless 90% of the targeted EBIT performance is achieved. No award is paid based on sales unless 95% of the targeted sales performance is achieved. Each year a new three-year performance cycle commences.

All NEOs participate in the LTI. Each plan participant has a target award opportunity expressed as a number of shares determined on the basis of base salary. Base salary is the annualized base salary rate as of April 15 of the fiscal year in which the three-year cycle commences. The dollar value of the target award opportunity is determined using the most recent appraised value of Belk stock. Each participant has an assigned weighting for the EBIT and sales performance measures. For the NEOs, the weighting is 50% for the EBIT goal and 50% for the sales goal. Once the ROIC threshold is achieved, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure. The incentive award earned by NEOs from the three-year LTI is determined according to the following formula:

LTI Award (Number of Shares)	=	Target Shares (as calculated at the commencement of the performance cycle)	X	(50% x EBIT Achievement %) + (50% x Sales Achievement %)

The award is paid in shares of our Class B common stock.

•	Plan Fit with Other Elements of Our Compensation Program. The long-term incentive opportunity is the third of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentives). Payouts from this plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2007, the long-term incentive opportunity represented approximately

40% of our CEO’s total targeted compensation and 30% to 36% of the total targeted compensation of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales in accordance with our three-year financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years, we have achieved performance in excess of the target level three times, but have not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 53% and 157% of the participant’s target award opportunity, with an average approximate payout percentage over the past five years of 109% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  Similar to the process described above for base salary and annual incentive plan opportunity determination, the Committee evaluates the individual long-term incentive opportunities for our NEOs. The Committee may modify them, from time to time.

For LTI FY07-09, which commenced in fiscal year 2007 and will be payable following the end of fiscal year 2009, the following target opportunity and maximum opportunity, expressed as shares, was granted for each of the NEOs:

NEO	Target Shares (#)	Maximum Shares (#)

Thomas M. Belk, Jr.	42,426	50,911
Brian T. Marley	16,422	19,706
H.W. McKay Belk	29,798	35,757
John R. Belk	29,798	35,757
Ralph A. Pitts	17,900	21,480

Applicable Performance Goal Determination.  The long-term performance measures and goals are set as part of our Board-approved three-year financial planning process. Annually, for the long-term incentive plan cycle beginning in that year, the Committee reviews the applicable achievement scale for each measure and may make adjustments. The Committee continues to believe that the current three-year cumulative measures, ROIC, EBIT and sales compared to our overall three-year financial plan, are appropriate.

Payout Determination.  Awards are earned solely on achievement of quantitative goals. Similar to the process used with the Annual Incentive Plan, after our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs and others.

LTI FY05-07 shares earned were issued in April 2007. Overall achievement of goal was 148.75%. The shares earned by each of the NEOs was as follows:

Shares Earned Under
NEO	LTI FY05-07 (#)

Thomas M. Belk, Jr.	36,648
Brian T. Marley	17,608
H.W. McKay Belk	25,154
John R. Belk	25,154
Ralph A. Pitts	17,608

2005 Executive Transition Incentive Plan (ETI)

•	Purpose. This program was designed as a retention incentive following the acquisition of the Profitt’s and McRae’s stores in fiscal year 2006.

•	Plan Structure. Certain key executives, including our NEOs, were granted a specific number of shares over a two-year period. Of the total award, 40% was issued in August 2006, and 60% will be issued in August 2007 subject to the attainment of specified EBIT and sales achievement performance goals. These grants were made under our 2000 Incentive Stock Plan.

•	NEO Payouts. In fiscal year 2007, the Committee determined that achievement against first year goals (the period from August 2005 to July 2006) was 87.5%. The amounts earned by the NEOs were as follows:

NEO	Shares (#)	Issue Date Value ($)

Thomas M. Belk, Jr.	9,800	$186,200
Brian T. Marley	4,550	$86,450
H.W. McKay Belk	7,000	$133,000
John R. Belk	7,000	$133,000
Ralph A. Pitts	4,550	$86,450

CFO Incentive Plan

•	Purpose. To recognize and retain our CFO, Brian T. Marley.

•	Plan Structure. Our stockholders approved the CFO Incentive Plan at the 2006 annual meeting. Mr. Marley’s award is denominated in shares of restricted Class B common stock, and is delivered in five separate one-year awards. The awards are earned upon achievement of EBIT to our overall financial plan targets in each of the five years. All shares are forfeited if Mr. Marley terminates his employment prior to the end of the five-year period. Mr. Marley may make an election each year to take 30% of the annual grant in cash. Amounts taken in cash are not subject to forfeiture. Dividends are paid on the restricted stock, and any dividends paid are not subject to forfeiture.

•	NEO Payouts. For the fiscal year ended February 3, 2007, EBIT to plan target was achieved. Mr. Marley elected the 30% cash option. Of the eligible 11,765 shares, 8,236 were issued and $109,399 was paid in cash, in lieu of 3,529 shares at $31.00 per share.

Benefits and Perquisites

The benefit programs and perquisites we provide to our executives are described below.

Deferred Compensation Plan

•	Purpose. A deferred compensation vehicle allows participants to defer taxes on current income. In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

•	Plan Structure. Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect the payment date (at retirement/severance or specified future date) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. The interest that is credited is based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%. Account balances are credited at the beginning of each year with the interest earned in the prior year. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. See the non-qualified deferred compensation table for account activity in fiscal year 2007.

•	NEO Deferrals. In fiscal year 2007, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

NEO	Deferral Amount ($)	Interest Credited ($)

Thomas M. Belk, Jr.	$73,077	$20,444
Brian T. Marley	—	$53,787
H.W. McKay Belk	$1,154	$1,062
John R. Belk	$285,353	$75,452
Ralph A. Pitts	$1,154	$5,064

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. Such above market interest is included in the summary compensation table.

2004 Supplemental Executive Retirement Plan (SERP)

•	Purpose. The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

•	Plan Structure. The SERP is a non-qualified defined contribution plan. Plan participants are unsecured creditors of Belk. The plan operates similar to a 401(k) plan. We make a specific contribution each year, and a benefit is paid based on those contributions and any earnings.

At the SERP’s inception, an initial contribution was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we make an annual contribution percentage of the participant’s total cash compensation (base salary + annual incentive) paid in the preceding calendar year. For Mr. Thomas M. Belk, Jr., Mr. H.W. McKay Belk, and Mr. John R. Belk (“Messrs. Belk”), the rate was 7%; for all other participants, it was 11%. Account balances are credited with interest at 6.5%.

The initial contribution vested on a pro rata basis over three years was 100% vested March 31, 2006. Annual contributions cliff vest on the day prior to the third anniversary of the contribution to the plan. However, if the participant’s age and years of service equal 65, annual contributions vest immediately. Thus, for Messrs. Belk, our fiscal year 2007 contribution vested on April 1, 2006, since their age and years of service is greater than 65. Mr. Pitts’ fiscal year 2007 company contribution vested on January 31, 2007, and Mr. Marley’s vests on April 1, 2009. Accounts become fully vested upon death, disability or retirement.

Retirement is defined as termination of employment when age plus Belk service years equals 65 or more. Dependent upon specified circumstances, the form of payment is lump sum or installments.

•	NEO Accounts. For fiscal year 2007, the account additions, interest credited to the accounts and the age and years of Belk service for the NEOs were as follows:

		Years of
NEO	Age	Service	Company Contribution ($)	Interest Credited ($)

Thomas M. Belk, Jr.	52	25	$101,823	$124,001
Brian T. Marley	50	6	$86,792	$13,475
H.W. McKay Belk	50	27	$85,231	$103,913
John R. Belk	48	23	$85,231	$75,367
Ralph A. Pitts	53	11	$95,135	$35,582

See the non-qualified deferred compensation table for account activity in fiscal year 2007.

Belk Pension Plan and Pension Restoration Plan

•	Purpose. These plans provide additional retirement benefits for our officers (including the NEOs) who meet certain age and vesting requirements.

•	Plan Structure. Service and plan benefits under the Belk Pension Plan, a defined benefit plan, were frozen for all participants effective January 1, 2006. Participants in the pension plan, including the NEOs, continue to earn an interest credit on the account balance. Beginning in fiscal year 2007, eligible officers (including the NEOs) were invited to participate in a “shadow” pension plan, the Pension Restoration Plan. This plan is a defined contribution plan designed to provide an equivalent retirement benefit to that which the NEO would have received if the pension plan had not been frozen. Associates who are not participants in the restoration plan are entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan. We gross up for taxes on the pension restoration contribution amount for our NEOs. The tax gross ups are included in the summary compensation table.

Senior Executive Life Insurance

•	Purpose. This benefit provides additional levels of income protection in the event of the death of a key executive, including the NEOs. All NEOs and other SERP participants are covered by SERP life insurance. Additionally, the Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the NEO reaches age 65. The NEO (or his nominee) is the owner of the policy. During an NEO’s active employment with us, the SERP life insurance policy has a face value of $750,000 for the Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

•	NEO Premiums. Our payment of the SERP life insurance premium is taxable to the NEOs. If the NEO leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are paid by Messrs. Belk. We provide tax gross ups to them related to the split dollar replacement policies. Amounts associated with these life insurance arrangements are included in the summary compensation table.

Long-Term Care Insurance

•	Purpose. This benefit provides protection against financial losses in the event of an extended illness after retirement. All participants in the SERP, including NEOs, participate. We maintain this program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. This benefit is underwritten by Mass Mutual Financial Group. During an NEO’s active employment with us, we pay the premium. If the NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

•	NEO Premiums. In fiscal year 2007 the premiums paid on behalf of the NEOs were as follows:

NEO	Long-Term Care Premium Paid

Thomas M. Belk, Jr.	$1,432
Brian T. Marley	$1,351
H. W. McKay Belk	$1,351
John R. Belk	$1,266
Ralph A. Pitts	$1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts and the company-owned car plan for Messrs. Belk. Additionally, as described above, we make payments related to split-dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in its retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2007

The following table sets forth information concerning compensation for the NEOs for fiscal year 2007.

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
	Fiscal	Salary		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	Bonus ($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Thomas M. Belk, Jr.	2007	816,784	—	908,162	760,133	45,146	231,032	2,761,257
Chairman of the Board, Chief Executive Officer; Director
Brian T. Marley	2007	527,692	—	645,361	261,872	17,925	132,114	1,584,964
Executive Vice President and Chief Financial Officer
H.W. McKay Belk	2007	716,944	—	611,987	534,169	34,880	188,013	2,085,993
President and Chief Merchandising Officer; Director
John R. Belk	2007	716,944	—	611,987	534,169	45,553	182,620	2,091,273
President, Chief Operating Officer; Director
Ralph A. Pitts	2007	575,203	50,000	404,620	285,450	18,419	145,863	1,479,555
Executive Vice President, General Counsel and Secretary

(1)	Fiscal year 2007 is the period from January 29, 2006 to February 3, 2007.

(2)	Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Ralph A. Pitts deferred a portion of their salary into our Deferred Compensation Plan, as described in the non-qualified deferred compensation table. Each of the NEOs also contributed a portion of his salary to our 401(k) plan.

(3)	Represents a discretionary bonus awarded to Ralph A. Pitts in recognition of special performance.

(4)	The amounts reported in the stock awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year 2007, in accordance with FAS 123(R). The amount includes expense recognized for awards granted in and prior to fiscal year 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 20 to our audited financial statements included in our Annual Report Form 10-K for the fiscal year ended February 3, 2007. These amounts reflect the accounting expense for these awards, and do not necessarily reflect the actual value that will be recognized by the NEOs. See the grants of plan-based awards table for information on awards granted, and the stock vested table for information on awards vested, in fiscal year 2007.

(5)	This column reflects the amounts paid under the Annual Incentive Plan for fiscal year 2007.

(6)	This column represents the sum of the change in pension value and above-market interest on the non-qualified deferred compensation account and SERP for fiscal year 2007 for each NEO. Amounts in this column are comprised of the following:

		Above-	Above-
	Change in	Market	Market
	Value in Belk	Earnings	Earnings
	Pension Plan	on DCP	on SERP	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	20,212	5,015	19,919	45,146
Brian T. Marley	3,996	11,765	2,164	17,925
H.W. McKay Belk	17,964	224	16,692	34,880
John R. Belk	15,684	17,762	12,107	45,553
Ralph A. Pitts	11,608	1,096	5,715	18,419

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See the pension benefits table for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 8% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2007. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6.5% interest credited under the plan. See the non-qualified deferred compensation table for additional information about the plans.

(7)	Amounts in this column are comprised of the following:

				Company
			Tax	Contribution to
	Insurance	Auto	Gross	Defined
	Bonus	Amounts	Ups	Contribution Plans	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)

Thomas M. Belk, Jr.	59,733	7,576	31,085	132,638	231,032
Brian T. Marley	9,945	9,000	200	112,969	132,114
H.W. McKay Belk	43,188	8,973	21,095	114,757	188,013
John R. Belk	37,838	12,380	18,561	113,841	182,620
Ralph A. Pitts	13,451	9,000	238	123,174	145,863

(a)	Insurance bonus consists of three components — split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus and our contribution to the pension restoration plan.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $7,684; Brian T. Marley — $7,031; H. W. McKay Belk — $7,469; John R. Belk — $7,417; and Ralph A. Pitts — $7,250. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

Messrs. Belk receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2007.

			Estimated Possible Payouts			Estimated Possible Payouts			Grant Date
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Fair Value of
			Awards(1)			Awards(2)			Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Plan	Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

Thomas M. Belk, Jr.	Annual Incentive Plan		302,280	604,561	906,841
	LTI FY07-09	3/23/2006				14,849	42,426	50,911	806,094
Brian T. Marley	Annual Incentive Plan		104,100	208,000	312,000
	LTI FY07-09	3/23/2006				5,748	16,422	19,706	312,018
	CFO Incentive Plan	5/21/2006				—	58,825	—	1,117,637
H.W. McKay Belk	Annual Incentive Plan		212,309	424,618	636,926
	LTI FY07-09	3/23/2006				10,429	29,798	35,757	566,162
John R. Belk	Annual Incentive Plan		212,309	424,618	636,926
	LTI FY07-09	3/23/2006				10,429	29,798	35,757	566,162
Ralph A. Pitts	Annual Incentive Plan		113,364	226,727	340,091
	LTI FY07-09	3/23/2006				6,265	17,900	21,480	340,100

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2007 if the threshold, target or maximum goals are satisfied. The payouts are performance-driven and therefore completely “at risk”. The business measurements, performance goals, and salary multiples for determining the payout under the plan are described in the CD&A. Actual amounts paid to the NEOs under the Annual Incentive Plan for fiscal year 2007 are reflected in the non-equity incentive plan compensation column of the summary compensation table.

(2)	These columns show the potential number of shares that can be issued under LTI FY07-09 and the CFO Incentive Plan. No dividends are paid on the LTI awards prior to the issuance of shares. The performance goals for determining the payouts under these plans are described in the CD&A.

Under the CFO Incentive Plan, 20% of the award is issued in restricted stock annually if the financial performance criteria are met for the fiscal year. Mr. Marley will forfeit any restricted shares of stock if he fails to remain continuously employed by us through the end of the performance period ending January 2011. Mr. Marley has the option to receive 30% of the annual award in cash. The restricted shares are dividend eligible and the dividends are not subject to forfeiture. This plan was approved at our 2006 annual meeting of stockholders on May 21, 2006.

(3)	This column reflects the grant date fair value of the awards under LTI FY07-09 and CFO Incentive Plan under FAS 123(R). For both awards the grant date fair value was $19.00 per share, as determined by an independent appraisal.

Outstanding Equity Awards at February 3, 2007

The following table sets forth information with respect to all outstanding stock awards for the NEOs at February 3, 2007. Although our 2000 Stock Incentive Plan authorizes the issuance of options, no options were granted to the NEOs in fiscal year 2007. In addition, none of the NEOs hold options for our common stock.

	Stock Awards
							Equity
							Incentive
						Equity	Plan Awards:
					Market	Incentive	Market or
					Value of	Plan Awards:	Payout
				Number	Shares	Number of	Value of
				of Shares	of Stock	Unearned	Unearned
				of Stock	That	Shares	Shares
				That	Have	That	That
				Have Not	Not	Have Not	Have Not
			Vesting	Vested	Vested	Vested	Vested
Name	Plan	Grant Date	Schedule	(#)	($)	(#)	($)

Thomas M. Belk, Jr.	LTI FY06-08	3/15/2005	3 years			28,500	883,500
	LTI FY07-09	3/23/2006	3 years			42,426	1,315,206
	ETI	9/14/2005	2 years			16,800	520,800

	Total					87,726	2,719,506
Brian T. Marley	LTI FY06-08	3/15/2005	3 years			11,837	366,947
	LTI FY07-09	3/23/2005	3 years			16,422	509,082
	ETI	9/14/2006	2 years			7,800	241,800
	CFO Incentive Plan	5/21/2005	5 years	8,236	255,316	47,060	1,458,860

	Total			8,236	255,316	83,119	2,576,689
H.W. McKay Belk	LTI FY06-0	83/15/2005	3 years			16,910	524,210
	LTI FY07-09	3/23/2006	3 years			29,798	923,738
	ETI	9/14/2005	2 years			12,000	372,000

	Total					58,708	1,819,948
John R. Belk	LTI FY06-08	3/15/2005	3 years			16,910	524,210
	LTI FY07-09	3/23/2006	3 years			29,798	923,738
	ETI	9/14/2005	2 years			12,000	372,000

	Total					58,708	1,819,948
Ralph A. Pitts	LTI FY06-08	3/15/2005	3 years			11,837	366,947
	LTI FY07-09	3/23/2006	3 years			17,900	554,900
	ETI	9/14/2005	2 years			7,800	241,800

	Total					37,537	1,163,647

The stock awards in the table above were granted in connection with the following plans. For additional information about the plans see the discussion of the elements of executive compensation in the CD&A.

•	The Executive Long Term Incentive Plan (LTI) rewards financial performance and achievement over a three-year period compared to a three-year budget plan. The number of shares reflected in the table above represent the target shares under the LTI.

•	Awards under the Executive Transition Incentive Plan (ETI) vest at the end of two one-year performance periods. The first period ran from August 2005 through July 2006, and the second period runs from August 2006 through July 2007.

•	Under the CFO Incentive Plan, 20% of the award is issued in restricted stock annually, if financial performance criteria are met for the fiscal year. Such performance was achieved for fiscal year 2007. Mr. Marley will forfeit any restricted shares of stock if he fails to remain continuously employed by us through the end of the performance period ending January 2011.

Mr. Marley has the option to receive 30% of the annual award in cash. This cash award is not subject to forfeiture. For the fiscal year ended February 3, 2007, Mr. Marley selected this cash option. Accordingly, Mr. Marley received $109,399 in cash equivalent to 3,529 shares (30% of 11,765 shares) at a value of $31.00 per share, and was issued 8,236 shares of restricted stock. These restricted shares are dividend eligible and the dividends are not subject to forfeiture.

No monetary consideration is paid by executives who receive stock awards. The executive has the option to reduce the grant to cover income tax withholding.

Stock Vested in Fiscal Year 2007

The following table sets forth information concerning the amounts realized upon the vesting of stock during fiscal year 2007 by the NEOs. Although our 2000 Stock Incentive Plan authorizes the issuance of options, no options were granted to the NEOs in fiscal year 2007. In addition, none of the NEOs hold options for our common stock.

	Stock Awards
		Number of
		Shares
		Acquired	Value Realized
		on Vesting	on Vesting
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	LTI FY05-07	36,648	1,136,088
	ETI	9,800	186,200

	Total	46,448	1,322,288

Brian T. Marley	LTI FY05-07	17,608	545,848
	ETI	4,550	86,450
	CFO Incentive	3,529	109,399

	Total	25,687	741,697

H.W. McKay Belk	LTI FY05-07	25,154	779,774
	ETI	7,000	133,000

	Total	32,154	912,774

John R. Belk	LTI FY05-07	25,154	779,774
	ETI	7,000	133,000

	Total	32,154	912,774

Ralph A. Pitts	LTI FY05-07	17,608	545,848
	ETI	4,550	86,450

	Total	22,158	632,298

The stock awards in the table above vested during fiscal year 2007. The value is calculated by multiplying the number of shares vested by the fair market value of our stock on the date of vesting, as determined by an independent appraisal. The table reflects the gross number of vested shares. The actual number of shares issued may be reduced to pay taxes, at the election of the NEO. The awards were granted in connection with the following plans.

•	Under LTI FY05-07, 148.75% of goal was achieved. The LTI awards are deemed to be vested as of the last day of the three-year performance period of the award. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan.

•	Under ETI, 87.5% of the first 12 month goal was achieved.

•	Under the CFO Incentive Plan, EBIT to plan target was achieved. Mr. Marley has the option to receive 30% of the annual award in cash. For the fiscal year ended February 3, 2007, Mr. Marley selected this cash option. Accordingly, Mr. Marley received $109,399 in cash, equivalent to 3,529 shares (30% of 11,765 shares) at a value of $31.00 per share.

For additional information about the plans see the discussion of the elements of executive compensation in the CD&A.

Pension Benefits for Fiscal Year 2007

The following table sets forth information concerning accrued pension benefits for the NEOs as of February 3, 2007. There were no payments under the pension plan made to any of the NEOs during fiscal year 2007.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	Belk Pension Plan	24	371,729
Brian T. Marley	Belk Pension Plan	4	73,494
H.W. McKay Belk	Belk Pension Plan	24	330,387
John R. Belk	Belk Pension Plan	21	288,456
Ralph A. Pitts	Belk Pension Plan	10	213,489

Service and plan benefits under the Belk Pension Plan were frozen for all participants, including the NEOs, effective January 1, 2006. The present value of accumulated benefits is based on the January 1, 2006 account balance, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is 15 year certain annuity. Benefits are discounted from age 65 using a 5.75% discount rate, which is the November 1, 2006 measurement date assumption used for financial reporting.

Non-Qualified Deferred Compensation in Fiscal Year 2007

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at February 3, 2007. The material terms of the plans are described below the table.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	Plan	($)(1)	($)(1)	($)(1)	($)	($)(2)

Thomas M. Belk, Jr.	SERP	—	101,823	124,001	—	1,996,266
	DCP	73,077	—	20,444	—	289,346
	401(k) restoration plan	—	10,984	3,360	—	37,850
	Pension restoration	—	12,147	66	—	12,213

	Total	73,077	124,954	147,871	—	2,335,675
Brian T. Marley	SERP	—	86,792	13,475	—	229,563
	DCP	—	—	53,787	—	761,238
	401(k) restoration plan	—	10,546	2,849	—	35,722
	Pension restoration	—	8,600	47	—	8,647

	Total	—	105,938	70,158	—	1,035,170
H.W. McKay Belk	SERP	—	85,231	103,913	—	1,672,857
	DCP	1,154	—	1,062	—	16,095
	401(k) restoration plan	—	10,769	3,343	—	37,460
	Pension restoration	—	11,288	61	—	11,349

	Total	1,154	107,288	108,379	—	1,737,761
John R. Belk	SERP	—	85,231	75,367	—	1,217,210
	DCP	285,353	—	75,452	13,745	1,061,525
	401(k) restoration plan	—	10,717	3,327	—	37,211
	Pension restoration	—	10,476	57	—	10,533

	Total	285,353	106,424	154,203	13,745	2,326,479
Ralph A. Pitts	SERP	—	95,135	35,582	—	583,828
	DCP	1,154	—	5,064	—	72,727
	401(k) restoration plan	24,282	10,550	11,212	—	119,415
	Pension restoration	—	10,239	55	—	10,294

	Total	25,436	115,924	51,913	—	786,264

(1)	Certain amounts in these columns are also reported in the summary compensation table, as follows:

		Reported in Change
	Reported in Salary	in Pension Value
	or Non-Equity	and Non-Qualified
	Incentive	Deferred	Reported in
	Compensation	Compensation	All Other
	Columns	Earnings Column	Compensation Column	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	73,077	24,934	124,954	222,965
Brian T. Marley	—	13,929	105,938	119,867
H.W. McKay Belk	1,154	16,916	107,288	125,358
John R. Belk	285,353	29,869	106,424	421,646
Ralph A. Pitts	25,436	6,811	115,924	148,171

(2)	Amounts in this column include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $171,923; Brian T. Marley — $540,847; H.W. McKay Belk — $10,000; John R. Belk — $585,769; and Ralph A. Pitts — $94,822. Amounts in this column also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit between 9% and 11% of eligible cash compensation. The account balance earns interest at 6.5% for the plan year.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equals 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We pay interest on the amounts deferred by the participant. The historical interest rates vary from between 8% and 15% per year.

The NEOs are entitled to receive the amount in their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. In the event of early or normal retirement, the executive is paid out over 15 years if the deferral was made under our previous DCP and lump sum, five, ten, or 15 year annual installments, based on the executive election on file, under our current DCP. In the event of death prior to termination, the executive’s designated beneficiary is paid out over 15 years under our previous DCP and over 5 years under our current DCP.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. The plan provides a contribution to the participants’ accounts ranging from 2% to 4.5% of eligible compensation. Participants may defer up to 25% of compensation into the plan. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance. Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen.

Benefits are 100% vested at all times. Benefits generally are paid in a single lump sum payment upon separation from service. However, subject to certain restrictions required by 409A of the Code relating to tax deferred compensation, participants may elect to change the payment form and be paid in five, ten or 15 annual installments. In the event of disability, benefits are paid in a lump sum. In the event of death, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs. In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2000 Incentive Stock Plan. The terms of the 2000 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B common stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under our LTI, ETI and CFO Incentive Plan contain specific terms relating to the effect on the award of a termination due to death, disability or retirement.

•	In the event of a voluntary termination, all unvested LTI, ETI and CFO Incentive Plan awards are forfeited by the NEO.

•	In the event of termination due to the death, disability or retirement of the NEO, awards under the LTI, ETI and CFO Incentive Plan are prorated for the performance period during which the NEO was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to the estate of the NEO at that time.

Assuming a termination due to death or disability, retirement or a change in control as of February 3, 2007, the following amounts would be payable to our NEOs under each plan in accordance with the terms described above, assuming that the awards are earned at the end of the performance period at the target level. The table was calculated based upon a $31.00 per share value of our common stock at February 3, 2007, in accordance with an independent appraisal.

	LTI FY06-08	LTI FY07-09	ETI	CFO Incentive Plan	Total
Name	($)	($)	($)	($)	($)

Thomas M. Belk, Jr.	589,000	438,402	260,400	—	1,287,802
Brian T. Marley	244,631	169,694	120,900	255,316	790,541
H.W. McKay Belk	349,473	307,913	186,000	—	843,386
John R. Belk	349,473	307,913	186,000	—	843,386
Ralph A. Pitts	244,631	184,967	120,900	—	550,498

In addition to the amounts shown in the table above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including:

•	The value of equity awards that have already vested;

•	Amount payable under our defined benefit pension plan; and

•	Amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

In fiscal year 2007, we paid our non-employee Directors an annual fee of $40,000, a meeting fee of $1,000 for attendance at each meeting of the Board or a committee of the Board and an additional $500 meeting fee to each Board and Committee chair. In addition, we awarded each non-employee Director 2,000 shares of Class B Common stock. Annual meeting fees are paid to Directors after the annual shareholder meeting in May of each year. The stock is issued on the date of the annual meeting. In addition, we provide our Directors the same merchandise discount that we provide generally to our employees.

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. For fiscal year 2007, the Committee recommended and the Board approved an increase in the annual equity grant from 1,000 to 2,000 shares.

Director Compensation for Fiscal Year 2007

The following table shows the amounts paid to each non-employee Director in fiscal year 2007.

	Fees
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

J. Kirk Glenn, Jr.	$58,500	$38,000	$96,500
John A. Kuhne	$56,000	$38,000	$94,000
Elizabeth Valk Long	$51,000	$38,000	$89,000
Thomas C. Nelson	$53,000	$38,000	$91,000
John R. Thompson	$47,000	$38,000	$85,000
John L. Townsend, III	$49,000	$38,000	$87,000

(1)	Represents the grant date fair value in accordance with FAS 123(R) of the 2,000 shares of Class B common stock awarded to each of our Directors on May 21, 2006. The stock is fully vested on the date of grant. The grant date fair value was $19.00 per share, as determined by an independent appraisal. None of our non-employee Directors hold any stock options or restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 13, 2007, concerning shares of the Class B Common Stock authorized for issuance under our existing equity compensation plan, the stockholder approved Belk, Inc. 2000 Incentive Stock Plan.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
	Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	N/A	1,210,374	(1)
Equity compensation plans not approved by security holders	—	N/A	—
Total	—		1,210,374

(1)	Represents the number of securities available for issuance under the 2000 Stock Incentive Plan, including the number of securities subject to grants of Class B Common Stock. The 2000 Stock Incentive Plan authorizes the issuance of stock options and stock appreciation rights (“SARs”). To date, we have not granted stock options or SARs under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Mr. Glenn, Mr. Kuhne and Ms. Long. None of these Directors are our employees or former employees (with the exception of Mr. Kuhne, who has not been employed by us within the past five years), and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board of Directors or compensation committee of any entity that has one or more executive officers who serves on our Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers and 10% stockholders) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote. The Board reviewed and approved each of the transactions described below in accordance with this policy.

Sale of Land to a Related Person

In August, 2006, we sold approximately 187 acres of land in Lancaster County, South Carolina to JMB Land Company, LLC for a total purchase price of $4.1 million. The purchase price was determined on the basis of independent third party appraisals. JMB Land Company, LLC is controlled by John M. Belk, our Chairman Emeritus, who owns more than 10% of our Class A Common Stock.

Indebtedness of Management

In October 2001, we extended loans to Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk in the principal amounts of $2.5 million, $2.5 million and $2.0 million, respectively. In February 2002, the loan to John R. Belk was increased to $2.5 million. The loans were made for the purpose of refinancing debt incurred in connection with the acquisition of our stock and for personal purposes. The loans are secured with pledges of our stock and are being repaid in equal annual installments of $500,000, plus interest, in cash or in Belk stock over a five-year period beginning on January 3, 2003.

On January 3, 2003, January 3, 2004, January 3, 2005, January 3, 2006 and January 3, 2007, repayments of the principal amount of $500,000 were made on each loan in the form of Belk stock. The value of the stock used for loan repayment was determined by an independent valuation. The 2003 interest accrued on the loans to Thomas M. Belk, Jr. and H.W. McKay Belk was repaid in Belk stock, and the interest accrued on the loan to John R. Belk was paid in cash. The 2004 interest accrued on the loan to John R. Belk was repaid in Belk stock, and the interest accrued on the loans to Thomas M. Belk, Jr. and H.W. McKay Belk was paid in cash. The 2005 interest accrued on the loans to all three executives was paid in cash. The 2006 interest accrued on the loan to Thomas M. Belk, Jr. was paid in cash and the interest accrued on loans to H.W. McKay Belk and John R. Belk was repaid in Belk stock. The 2007 interest accrued on the loans to Thomas M. Belk, Jr. and H.W. McKay Belk was paid in cash and the interest accrued on the loan to John R. Belk was repaid in Belk stock. The loans bear interest at LIBOR plus 150 basis points. During fiscal year 2007, the greatest amount outstanding on each loan was $500,000, and interest of $32,772.89 was paid on each loan. As of April 1, 2007, the outstanding principal amount of each loan was $0. Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk are executive officers and Directors.

The Sarbanes-Oxley Act of 2002 prohibits extensions of credit to executive officers and Directors and the “material modification” of any term of a loan that was extended before July 30, 2002. We entered into these loans before July 30, 2002, the date the Sarbanes-Oxley Act of 2002 was enacted. Since that time, we have not made any new extensions of credit to executive officers or Directors nor materially modified the terms of any existing loans.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended February 3, 2007. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2008, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees billed to us for fiscal years 2007 and 2006 by KPMG LLP were:

	Fiscal Year
	2007	2006

Audit Fees(a)	$858,900	$905,000
Audit Related Fees	—	—
Tax Fees(b)	88,000	18,000
All Other Fees(c)	80,000	169,000

(a)	For fiscal year 2007, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, audit procedures related to the Parisian acquisition and the acquisition of the assets of Migerobe, Inc., the attestation to our report on internal controls and additional audit services related to other issues. For fiscal year 2006, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, audit procedures related to the acquisition of Proffitt’s and McRae’s stores and the disposition of our proprietary credit card portfolio, the attestation to our report on internal controls and additional audit services related to other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	For fiscal year 2007, includes fees for due diligence services related to our acquisition of Parisian. For fiscal year 2006, includes fees for due diligence services and consultations related to our acquisitions of Proffitt’s and McRae’s stores.

Audit Committee Pre-Approval Policies and Procedures

Our Board of Directors has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis except for a failure to file a Form 4 by John A. Kuhne with respect to a family gift which was reported on a Form 5 and a late filing of a Form 4 by each of H.W. McKay Belk and Ralph A. Pitts with respect to stock sold to us in response to our May 2006 tender offer.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended February 3, 2007 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President
General Counsel and Secretary

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2008 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 17, 2007 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Stockholder proposals brought before our 2008 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60, nor more than 90 days prior to the meeting, unless less than 70 days’ notice of the meeting is provided to stockholders, in which case notice must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice must address the specific information set forth in the Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder. Each stockholder will receive his or her own proxy. Belk has undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary
Telephone: 704-357-1000

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 25, 2007

BELK, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2007

The undersigned hereby appoints Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2007, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To elect three Directors to terms expiring at the 2010 Annual Meeting of Stockholders.

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed

John R. Belk
John A. Kuhne
Elizabeth Valk Long

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” OF ALL NOMINEES LISTED ABOVE.

_ _ , 2007

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.